EXHIBIT 99.2

                        CERTIFICATE OF CORPORATE OFFICERS

The undersigned, being the duly elected Chief Financial Officer of Greenland Corporation, hereby directs National Stock Transfer to issue the shares described in accordance with the instructions provided in this letter addressed and remitted to the same on this date, December 17, 2002.

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
Dated: December 17, 2002.  /s/ Gene Cross
  Gene Cross
  Chief Financial Officer


  /s/ Thomas Beener
  Thomas J. Beener
Dated: December 17, 2002.  Secretary
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